Exhibit 99.1

Interpace Diagnostics Reports Record Revenue and Cash Collections for the 2016 Second Quarter

●Net Revenue Grows 60% Year over Year and 19% Sequentially

●Cash Collection for Q2 Exceeds $3.3 million

●Loss from Continuing Operations Declines 59%

PARSIPPANY, N.J., August 16, 2016-- Interpace Diagnostics Group (NASDAQ: IDXG), a company that provides clinically useful molecular diagnostic tests and pathology services for evaluating risk of cancer by leveraging the latest technology in personalized medicine for better patient diagnosis and management, today reported financial and operational results for the second quarter ended June 30, 2016.

Net revenue for the second quarter of 2016 was $3.6 million, a significant increase of 60% compared to $2.3 million in the second quarter of 2015. Gross profit for the period was $1.8 million, or 49.0% of net revenue, as compared to $0.4 million, or 17.8% of net revenue in the prior year. Total operating expenses for the period decreased to $4.7 million from $8.1 million for the same period in 2015. The loss from continuing operations, before income tax for the second quarter of 2016, was $3.7 million, a substantial improvement compared to the prior year $8.7 million loss in the second quarter of 2015. The net loss for the second quarter of 2016, which includes continuing and discontinued operations, was $2.3 million, as compared to a net loss of $7.0 million for the comparable period of 2015, a 67% improvement and an improvement of 51% as compared to the first quarter of 2016.

“During the second quarter, our team made significant strides in executing to our business plan by focusing on expanding revenue from our current product and services offerings while continuing to significantly reduce operating costs,” said Jack E. Stover, President & CEO. “Major contributors to our revenue growth include the growing reimbursement approval for ThyraMIR and ThyraGENX, the increased productivity of our commercial organization and a growing base of clinicians who recognize the benefits of our thyroid diagnostic products. During the quarter, the average units per sales representative, for both PancraGEN and our Thyroid assays, increased in total by over 23%. Furthermore, since June 30, 2015, we have also increased the number of reimbursed lives covered for ThyraMIR and ThyraGENX by over 100%. We are also now looking forward to launching several new programs during the second half of the year that are expansions of our current product/services offering such as AccuCEA Insights and DNA Only offerings for our gastrointestinal product lines and our thyroid cytopathology services for our endocrine business.”

“Cash collections in June represent the second greatest monthly amount we have collected this year and trailing three-month average collections have continued to rise,” Mr. Stover added. “Managing our cash is a major focus especially as we have transition obligations remaining principally from the sale of our CSO business in 2015. Accordingly we are negotiating with multiple parties to potentially manage the impact of these remaining obligations.  This program has already generated some tangible benefits. We are grateful for the cooperation we have received to date by the various parties that are the focus of our efforts. We believe that Interpace Diagnostics offers potential for significant long term returns,” Mr. Stover concluded.

Other Recent Highlights

●	New York State approved the Company’s ThyraMir™ micro RNA test for codification of thyroid nodules.

●	Publications of new studies and articles:

o

A new clinical utility publication entitled "Management of Patients With Pancreatic Cysts: Analysis of Possible False-Negative Cases of Malignancy" that appeared in the Journal of Clinical Gastroenterology, May/June edition. The goal of the study of 492 patients over a seven year period of time was to examine the utility of Interpace's Integrated Molecular Pathology (IMP) test PancraGEN® in making surveillance interval decisions for patients with pancreatic cysts. The authors concluded that when used in the clinic, IMP is a useful diagnostic tool that aids in management of pancreatic cysts by limiting overtreatment and surveillance of inconsequential disease while enabling early detection of malignancy.

o

Publication of two health economics manuscripts related to our gastroenterology and endocrinology products for early detection of cancer in at-risk patients. The publications, Clinical Endocrinology and Endoscopy International Open, establish the cost effectiveness and utility of Interpace’s commercialized ThyGenX® and ThyraMIR™ combination test for thyroid nodules and its BarreGEN™ test for Barrett's esophagus.

●

Presented data at the Annual Digestive Disease Week (DDW) conference, the largest annual congress on physicians specializing on digestive diseases, on an analysis of data contained in the National Pancreatic Cyst Registry that supports the significant role the Company's PancraGEN™ test plays in stratifying patients based on their risk of progression to developing pancreatic cancer. The study concludes that PancraGEN testing can have the highest impact on informing therapeutic management decisions in cysts with one or two worrisome features observed by first-line testing (i.e. imaging, cytology, or fluid chemistry analysis).

●

On July 6, 2016 the Company obtained a second 180-day grace period from NASDAQ Capital Markets LLC until January 3, 2017 with which to regain compliance with NASDAQ’s $1.00 per share bid price requirement by most likely implementing a reverse stock split.

Non-GAAP Financial Measures

In addition to the United States generally accepted accounting principles, or GAAP, results provided throughout this document, Interpace has provided certain non-GAAP financial measures to help evaluate the results of its performance. The Company believes that these non-GAAP financial measures, when presented in conjunction with comparable GAAP financial measures, are useful to both management and investors in analyzing the Company's ongoing business and operating performance. The Company also believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the Company's financial results in the way that management views financial results as a metric to measure cash flows of the ongoing business.

In this document, the Company discusses Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is defined as Net Loss, adjusted for (Income) Loss from discontinued operations, Taxes, Depreciation and Amortization from Continuing Operations, Stock-Based Compensation, Other (income) Expense, Interest Expense, and certain nonrecurring adjustments, such as Executive Severance. The table below includes a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, net loss.

About Interpace Diagnostics Group, Inc.

Interpace Diagnostics provides clinically useful molecular diagnostic tests and pathology services for evaluating risk of cancer by leveraging the latest technology in personalized medicine for better patient diagnosis and management. The Company currently has three commercialized molecular tests: PancraGen® for the evaluation of pancreatic cysts and assessment of risk of concomitant or subsequent cancer; ThyGenX®, for the diagnosis of thyroid cancer from thyroid nodules utilizing a next generation sequencing assay; and ThyraMIR®, for the diagnosis of thyroid cancer from thyroid nodules utilizing a proprietary gene expression assay. Interpace Diagnostics mission is to provide personalized medicine through molecular diagnostics and innovation to advance patient care based on rigorous science.

ThyGenX® Oncogene Panel

ThyGenX® is used to improve risk stratification and surgical decision-making when standard cytopathology does not provide a clear diagnosis of thyroid cancer. Accordingly, ThyGenX® assists physicians in distinguishing between benign and malignant genotypes in indeterminate thyroid nodules by utilizing state-of-the-art next-generation sequencing (NGS) to identify more than 100 genetic alterations associated with papillary and follicular thyroid carcinomas, the two most common forms of thyroid malignancies. The ThyGenX® panel design is based on the miRInform® test, whose high predictive value has been validated in a recent prospective clinical study involving over 600 patients. Interpace Diagnostics acquired the miRInform test from Asuragen in 2014, and the test has subsequently been upgraded to an NGS platform, providing greater genomic insights and increased panel content.

ThyraMIR® Micro RNA Classifier

ThyraMIR® miRNA Classifier is the first gene expression classifier.  MicroRNAs are small, non-coding RNAs that bind to messenger RNA and regulate expression of genes involved in human cancers, including every subtype of thyroid cancer. ThyraMIR® measures the expression of 10 microRNAs and, when used in combination with ThyGenX®, yields high negative predictive value and high positive predictive value. This results in improved molecular classification of both benign and malignant thyroid nodules independent of thyroid cancer prevalence in the clinical setting.

About PancraGEN®

PancraGEN® is a pancreatic cyst molecular test that, by using a small sample of pancreatic cyst fluid, can aid in pancreatic cancer risk assessment. PancraGEN® is 90% accurate, according to clinical studies, enabling effective risk stratification of patients. Pancreatic cancer is often difficult to diagnose in early stages and typically spreads rapidly with signs and symptoms appearing when the cancer is significantly advanced. Because of this, and that complete surgical removal of the pancreas is not possible, pancreatic cancer is considered a leading cause of cancer deaths.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, relating to our future financial and operating performance. The company has attempted to identify forward looking statements by terminology including "believes," "estimates," "anticipates," "expects," "plans," "projects," "intends," "potential," "may," "could," "might," "will," "should," "approximately" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are based on current expectations, assumptions and uncertainties involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond company's control. These statements also involve known and unknown risks, uncertainties and other factors that may cause company's actual results to be materially different from those expressed or implied by any forward-looking statement. Known and unknown risks, uncertainties and other factors include, but are not limited to, our ability to adequately finance the business, our ability to restructure our debt and other obligations, the market's acceptance of our molecular diagnostic tests, our ability to secure additional business and generate higher profit margins through sales of our molecular diagnostic tests, in-licensing or other means, projections of future revenues, growth, gross profit and anticipated internal rate of return on investments. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in the company's periodic filings with the Securities and Exchange Commission (SEC), including without limitation, the Annual Report on Form 10-K filed with the SEC on March 30, 2016, as amended on April 29, 2016 and June 14, 2016. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

CONTACTS:

Interpace Diagnostics

Investor Relations:

Dave Schemelia

EVC Group, Inc.

(646)201-5431

dave@evcgroup.com

Doug Sherk

EVC Group, Inc.

(646)445-4800

dsherk@evcgroup.com

Interpace Diagnostics Group, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Revenue, net	$3,612	$2,253	$6,647	$4,370
Cost of revenue	1,842	1,851	3,020	3,425
Gross Profit	1,770	402	3,627	945

Sales and marketing	1,322	3,285	2,904	5,511
Research and development	357	414	680	646
General and administrative	2,015	3,430	4,797	6,411
Acquisition related amortization expense	970	986	1,939	1,839
Total operating expenses	4,664	8,115	10,320	14,407

Operating loss	(2,894)	(7,713)	(6,693)	(13,462)
Interest expense	(858)	(884)	(1,062)	(1,732)
Other income (expense), net	3	(69)	10	(155)
Loss from continuing operations before tax	(3,749)	(8,666)	(7,745)	(15,349)
Income tax expense (benefit)	(236)	(177)	(227)	(250)
Loss from continuing operations	(3,513)	(8,489)	(7,518)	(15,099)
Income (loss) from discontinued operations, net of tax	1,179	1,511	398	4,253
Net loss	$(2,334)	$(6,978)	$(7,120)	$(10,846)

Basic and diluted income (loss) per share of common stock:
From continuing operations	$(0.19)	$(0.56)	$(0.42)	$(1.00)
From discontinued operations	0.06	0.10	0.02	0.28
Net loss per basic and diluted share of common stock	$(0.13)	$(0.46)	$(0.40)	$(0.72)

Weighted average number of common shares and common share equivalents outstanding:
Basic and Diluted	18,163	15,204	17,962	15,121

Selected Balance Sheet Data
($ in thousands)

	June 30,	December 31,
	2016	2015
Cash and cash equivalents	$3,039	$8,310

Total current assets	9,639	19,165
Total current liabilities	19,209	23,373

Total assets	53,510	67,712
Total liabilities	47,517	54,674
Total stockholders' equity	5,993	13,038

Selected Cash Flow Data
($ in thousands)

	For the Six Months Ended
	June 30,
	2016	2015
Net loss	$(7,120)	$(10,846)

Net cash used in operations	$(5,271)	$(8,140)
Net cash used in investing activities	-	(542)
Net cash used in financing activities	-	(32)
Change in cash and cash equivalents	(5,271)	(8,714)
Cash and equivalents, Beginning	8,310	23,111
Cash and equivalents, Ending	$3,039	$14,397

Reconciliation of Adjusted EBITDA (Unaudited)
($ in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net loss	$(2,334)	$(6,978)	$(7,120)	$(10,846)
Loss (income) from discontinued operations, net of tax	(1,179)	(1,511)	(398)	(4,253)
Income tax (benefit) expense	(236)	(177)	(227)	(250)
Other (income) expense, net	(3)	69	(10)	155
Interest Expense	858	884	1,062	1,732
Depreciation and amortization- continuing operations	1,100	1,167	2,200	2,194
Executive severance	-	-	459	-
Stock compensation - continuing operations	21	482	88	703
Adjusted EBITDA	$(1,773)	$(6,064)	$(3,946)	$(10,565)